EXHIBIT 23(a)

CONSENT OF INDEPENDENT AUDITORS

We consent to the incorporation by reference into the Registration Statement (Form S-8) pertaining to the registration of 50,000,000 shares of the Common Stock of Wal-Mart Stores, Inc. pertaining to the Associate Stock Purchase Plan of 1996 of our report dated March 19, 2003, with respect to the consolidated financial statements of Wal-Mart Stores, Inc. incorporated by reference in its Annual Report on Form 10-K for the year ended January 31, 2003, filed with the Securities and Exchange Commission.

/s/ ERNST & YOUNG LLP

Tulsa, Oklahoma

October 2, 2003